Exhibit 5

Appleby Spurling & Kempe Barristers & Attorneys
Cedar House, 41 Cedar Avenue, Hamilton HM 12 Bermuda Mail: P.O. Box HM 1179, Hamilton HM EX, Bermuda Telephone: 441 295 2244 Fax: 441 292 8666/441 295 5328 e-mail: askcorp@ask.bm Website: www.ask.bm	SSJ/sma/1052.190 Direct Telephone +441 298 3531 Direct Fax +441 298 3436 Direct e-mail: ssjames@ask.bm
24 March, 2003
Stephen S. James Counsel to the Firm

Sea Containers Ltd. Cedar House 41 Cedar Avenue Hamilton HM 12 Bermuda

Dear Sirs

Sea Containers Ltd—12 1/2% Senior Notes due 2009
Registration Statement on Form S-4

        We have acted as Bermuda counsel to Sea Containers Ltd., a Bermuda company (the "Company"), in connection with its offer to exchange up to $98,883,000 aggregate principal amount of its 12 1/2% Senior Notes due 2009 (the "New Notes") for up to $98,883,000 aggregate principal amount of the Company's outstanding 12 1/2 Senior Subordinated Debentures due 2004 (collectively, the "Debentures") (the "Exchange Offer"). The New Notes will be offered pursuant to a Registration Statement on Form S-4 under the United States Securities Act of 1993, as amended (the "Registration Statement").

        It is proposed that the New Notes will be issued pursuant to the terms of an Indenture between the Company, as issuer, and The Bank of New York, as trustee (the "Indenture") as more particularly described in the Schedule, which is being filed as Exhibit 4.2 to the Registration Statement.

        For the purposes of this opinion we have examined and relied upon the documents listed and in some cases defined, in the Schedule (the "Documents").

Assumptions

        In stating our opinion we have assumed:

  (a)
  the authenticity, accuracy and completeness of all Documents submitted to us, and such other documents examined by us, as originals and the conformity to authentic original Documents of all Documents submitted to us, and such other documents examined by us, as certified, conformed, notarised or photostatic copies;

  (b)
  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

  (c)
  the genuineness of all signatures on the Documents;

  (d)
  the authority, capacity and power of each of the persons signing the Documents;

  (e)
  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

  (f)
  that the Indenture constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

  (g)
  that the Indenture has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Indenture has actually received and accepted delivery of the Indenture;

  (h)
  that the Indenture will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws by which it is expressed to be governed and that the Company has entered into its obligations under the Indenture in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Company;

  (i)
  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the New Notes or the execution, delivery or performance of the Indenture which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Indenture is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

  (j)
  that the Searches were complete and accurate at the time of each such search and disclosed all information which is material for the purposes of this opinion and such information has not been materially altered since the Searches were conducted;

  (k)
  that the Company is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time; and

  (l)
  that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions passed by the Board of Directors at a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Indenture or to approve the issuance of the New Notes, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

Opinions

        Based upon the foregoing, we are of the opinion that the New Notes, when duly executed by the Company, authenticated as provided in the Indenture and issued and delivered in exchange for the Debentures as contemplated by the Indenture and the Registration Statement, will be legally issued and binding obligations of the Company.

Reservations

        We have the following reservations:

  (a)
  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

  (b)
  Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

  (c)
  In order to issue this opinion we have carried out the Searches as are referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date and time that the Searches were completed.

  (d)
  Searches of the Register of Companies at the office of the Registrar of Companies and the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

  (i)
  whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

  (ii)
  whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

  (iii)
  details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

  (iv)
  details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or

  (v)
  whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

Disclosure

        This opinion is addressed to you in connection with the Exchange Offer and the issue of the New Notes and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.

        We hereby consent to the references to our firm under the captions "Risk Factors," "Description of the Senior Notes—Payment of Additional Amounts," and "Legal Matters" in the prospectus constituting Part I of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

        This opinion is addressed to you solely for your benefit and except as provided in the foregoing paragraph, is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

        This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

        John D. Campbell, a Senior Counsel of Appleby Spurling & Kempe, is a Director and Vice-President of the Company.

Yours faithfully

/s/ APPLEBY SPURLING & KEMPE

SCHEDULE

1.
The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda as revealed by a search in respect of the Company completed on 21 March 2003 (the "Company Search").

2.
The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda as revealed by a search in respect of the Company completed on 21 March 2003 (the "Litigation Search").

(The Company Search and the Litigation Search are together referred to as the "Searches").

3.
Certified copies of the following documents of the Company:

(a)
The Sea Containers Ltd., Company Act Number 2 1989
The Sea Containers Ltd., Amendment Act 1983
The Sea Containers Atlantic Ltd., Company Act 1978;

(b)
Memorandum of Association as altered (6 April 1990); and

(c)
Bye-Laws of the Company as amended and restated on 11 July 1990 and further amended on 22 April 1992 (effective 23 June 1992) and further amended and restated by the shareholders on 6 June 2001.

(collectively referred to as the "Constitutional Documents").

4.
A draft copy of an Indenture with respect to 12 1/2% Senior Notes due 2009 between the Company and The Bank of New York as trustee in the form filed as an exhibit to the Registration Statement (the "Indenture").

5.
A draft of the Registration Statement with respect to the Exchange Offer (including the prospectus issued by the Company constituting Part I of the Registration Statement) (the "Registration Statement").

6.
Copy of the permission dated 29 November 2002 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations in relation to the issue and subsequent free transferability of the securities of the Company. (the "BMA Consent")

7.
A copy of the resolutions passed by the Board of Directors of the Company at a meeting of the Board of Directors of the Company held on 10 February 2003 (the "Resolutions").

8.
A Certificate of Compliance in respect of the Company issued by the Registrar of Companies in Bermuda on 21 March 2003.

9.
A certified copy of the "Tax Assurance", dated 2 June 1987, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

10.
A certified copy of the "Foreign Exchange Letter", dated 5 June 1974 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.